UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2021

CrossAmerica Partners LP

(Exact name of registrant as specified in its charter)

Delaware	001-35711	45-4165414
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Hamilton Street, Suite 500 Allentown, PA	18101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 625-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units	CAPL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On July 16, 2021, CAPL JKM Partners LLC (“Borrower”), an indirect wholly-owned subsidiary of CrossAmerica Partners LP (“CrossAmerica”), entered into a Credit Agreement (the “Credit Agreement”) among Borrower, CAPL JKM Holdings LLC, an indirect wholly-owned subsidiary of CrossAmerica and the sole member of Borrower (“Holdings”), and Manufacturers and Traders Trust Company, as administrative agent, swingline lender and issuing bank.

The Credit Agreement provides for a $200 million senior secured credit facility, consisting of a $185 million delayed draw term loan facility (the “Term Loan Facility”) and a $15 million revolving credit facility (the “Revolving Credit Facility,” and together with the Term Loan Facility, the “Senior Secured Credit Facility”). The Revolving Credit Facility permits up to $7.5 million of swingline borrowings and $5.0 million in letters of credit. The interest rate applicable to loans outstanding under the Senior Secured Credit Facility is equal to, at Borrower’s option, either (i) a base rate plus a margin (which will be determined based on Borrower’s consolidated leverage ratio) ranging from 0.50% to 1.50% per annum or (ii) LIBOR plus a margin (which will also be determined based on Borrower’s consolidated leverage ratio) ranging from 1.50% to 2.50% per annum. Commencing on the earliest of (a) the date on which the entire amount of the Term Loan Facility has been drawn, (b) the date on which the Term Loan Facility has been terminated or reduced to zero pursuant to the Credit Agreement, and (c) April 16, 2022, the Term Loan Facility will amortize in equal quarterly installments in aggregate quarterly amounts equal to 1.50% of the unpaid principal amount of the Term Loan Facility, with the balance payable on the maturity date of the Term Loan Facility. Letters of credit are subject to a 0.125% fronting fee and other customary administrative charges. Standby letters of credit will accrue a fee at a rate based on the applicable margin of LIBOR loans. In addition, beginning in October 2021, a commitment fee will be charged based on the unused portion of the Senior Secured Credit Facility at a rate ranging from 0.25% to 0.375% per annum depending on Borrower’s consolidated leverage ratio. The Senior Secured Credit Facility will mature on July 16, 2026.

CrossAmerica expects the Senior Secured Credit Facility to provide a portion of the funds necessary to consummate the previously announced acquisition from 7-Eleven, Inc. of certain assets related to the ownership and operations of certain company-operated sites located in the Northeast and Mid-Atlantic regions of the U.S..

The obligations under the Credit Agreement are guaranteed by Holdings and its subsidiaries (other than Borrower) and secured by a lien on substantially all of the assets of Holdings and its subsidiaries (including Borrower). The obligations under the Credit Agreement are nonrecourse to CrossAmerica and its subsidiaries other than Holdings, Borrower and their respective subsidiaries.

The Credit Agreement contains customary events of default and covenants, including, among other things, and subject to certain exceptions, covenants that restrict the ability of Holdings and/or certain of its subsidiaries to create or incur liens on assets, make investments, incur additional indebtedness, merge or consolidate and dispose of assets.  The Credit Agreement also contains financial covenants requiring Borrower to comply with, as of the last day of each fiscal quarter of Borrower commencing with Borrower’s fiscal quarter ending December 31, 2021, (i) a maximum consolidated leverage ratio of 6.25 to 1.00, with step-downs to 6.00 to 1.00, 5.75 to 1.00, 5.50 to 1.00 and 5.25 to 1:00 on March 31, 2022, March 31, 2023, March 31, 2024 and March 31, 2025, respectively, and (ii) a minimum fixed charge coverage ratio of 1.10 to 1.00.

If an event of default under the Credit Agreement occurs and is continuing, the commitments thereunder may be terminated and the principal amount outstanding thereunder, together with all accrued unpaid interest and other amounts owed thereunder, may be declared immediately due and payable.

The Credit Agreement will be filed as an exhibit to CrossAmerica’s quarterly report on Form 10-Q for the fiscal quarter ending September 30, 2021.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CrossAmerica Partners LP
By:	CrossAmerica GP LLC
its general partner

By:	/s/ Keenan D. Lynch
	Name:	Keenan D. Lynch
	Title:	General Counsel and Corporate Secretary

Dated: July 20, 2021